Exhibit 99.1

                     K-Swiss Reports Third Quarter Results

     WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Nov. 6, 2007--K-Swiss Inc. (NASDAQ: KSWS) today announced results for the third quarter ended September 30, 2007.

     Financial Highlights

     Net earnings and net earnings per diluted share for the third quarter of 2007 were $12,821,000, or $0.36 per diluted share, compared with $20,950,000, or $0.59 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the nine months ended September 30, 2007, were $38,477,000, or $1.08 per diluted share, compared with $66,194,000, or $1.87 per diluted share, for the prior-year period. Net earnings and net earnings per diluted share for the three and nine months ended September 30, 2007, includes a one-time other income item of $5,232,000, or $0.12 per diluted share, which consists of a reversal of an estimate of the underpayment of payroll withholding liabilities in a foreign jurisdiction from January 1, 1993 through December 31, 2005.

     For the third quarter of 2007, total worldwide revenues were $107,246,000 compared with $133,135,000 in the prior-year period. Domestic revenues decreased 36.3% to $52,017,000, and international revenues increased 7.4% to $55,229,000. Total worldwide revenues for the first nine months of 2007 were $332,265,000 compared with $407,315,000 in the first nine months of 2006. Domestic revenues decreased 36.9% to $168,064,000, while international revenues increased 16.4% to $164,201,000.

     Futures Orders

     Worldwide futures orders with start ship dates from October through March were $145,029,000 at September 30, 2007, compared with $171,923,000 at September 30, 2006. Domestic futures orders decreased 38.9% to $56,794,000 from $92,914,000 the previous year. International futures orders increased 11.7% to $88,235,000 from $79,009,000 the previous year.

     Stock Repurchase Program

     The Company did not purchase shares of Class A Common Stock during the third quarter of 2007. At September 30, 2007, there remains authorization to repurchase approximately 4,061,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $164.6 million.

     Earnings Guidance

     K-Swiss also issued guidance for the fourth quarter of 2007 and full-year 2007. The Company expects revenues for the fourth quarter of 2007 to be approximately $73 to $81 million and earnings per diluted share to be in the range of $0.00 to $0.09. The Company expects full-year revenues to be approximately $405 to $413 million and expects to report full-year earnings per diluted share of approximately $1.08 to $1.17.

     The Company's estimates for the fourth quarter of 2007 and full-year 2007 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K-Swiss brand; continued expansion of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: gross margins will be approximately 46%; SG&A will not rise above $37 million for the fourth quarter of 2007 and $154 million for the full-year 2007; the annual tax rate will be approximately 21%; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.10 per share for the full year.

     Steven Nichols, Chairman of the Board and President, stated, "Investing in our growth for 2008 and 2009 was the top priority in the third quarter and will continue to be the main focus of the company for the next several quarters. Our domestic footwear business remains very challenging for us with no positive trends to speak of in domestic backlog and international growth appears to be slowing. We will continue to manage the company for the long term while aggressively investing the necessary dollars to prime future growth opportunities."

     Investor Conference Call and Web Simulcast

     K-Swiss will conduct a conference call on its third quarter 2007 earnings release at 11:00 a.m. ET on November 6, 2007. The number to call for this interactive teleconference is (913) 981-5591. A replay of this conference call will be available until November 14, 2007, by dialing (719) 457-0820 and entering the passcode, 5241713.

     The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 14, 2007.

     K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

     Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2007, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)


                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                      (Unaudited)       (Unaudited)
                                     2007     2006     2007     2006
                                   --------  -------  -------  -------
Revenues                          $ 107,246 $133,135 $332,265 $407,315
Cost of goods sold                   57,052   69,782  179,601  212,689
                                  --------- -------- -------- --------
   Gross profit                      50,194   63,353  152,664  194,626
Selling, general and
 administrative expenses             43,352   36,549  116,603  105,425
                                  --------- -------- -------- --------
   Operating profit                   6,842   26,804   36,061   89,201
Other income                          5,232       --    5,232       --
Interest income, net                  2,602    1,768    7,176    4,932
                                  --------- -------- -------- --------
Earnings before income taxes         14,676   28,572   48,469   94,133
Income tax expense                    1,855    7,622    9,992   27,939
                                  --------- -------- -------- --------
   Net earnings                   $  12,821 $ 20,950 $ 38,477 $ 66,194
                                  ========= ======== ======== ========
Basic earnings per share          $    0.37 $   0.61 $   1.11 $   1.93
                                  ========= ======== ======== ========
Diluted earnings per share        $    0.36 $   0.59 $   1.08 $   1.87
                                  ========= ======== ======== ========
Weighted average number of shares
 outstanding
   Basic                             34,746   34,435   34,688   34,350
   Diluted                           35,475   35,338   35,487   35,337


                K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                       September 30,
                                                     -----------------
                                                       2007     2006
                                                     -------- --------
                                                        (Unaudited)
                                ASSETS
CURRENT ASSETS
Cash and cash equivalents                            $282,499 $240,747
Accounts receivable, net                               47,235   51,116
Inventories                                            59,382   63,143
Prepaid expenses and other                              7,162    6,685
Deferred taxes                                          4,979    4,918
                                                     -------- --------
   Total current assets                               401,257  366,609
PROPERTY, PLANT AND EQUIPMENT, NET                     24,349   14,319
OTHER ASSETS
Intangible assets                                       4,700    4,700
Deferred taxes                                          3,537    3,917
Other                                                   8,114    7,157
                                                     -------- --------
                                                       16,351   15,774
                                                     -------- --------
                                                     $441,957 $396,702
                                                     ======== ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                 $    --- $    ---
Trade accounts payable                                 16,156   17,264
Accrued liabilities                                    30,083   26,892
                                                     -------- --------
   Total current liabilities                           46,239   44,156
OTHER LIABILITIES                                      11,662   11,260
STOCKHOLDERS' EQUITY                                  384,056  341,286
                                                     -------- --------
                                                     $441,957 $396,702
                                                     ======== ========


     CONTACT: K-Swiss Inc.
              George Powlick, 818-706-5100
              Chief Financial Officer